EXHIBIT 99.2

For Immediate Release

VIGGLE TV TUNE-IN PRODUCT DRAMATICALLY INCREASES SOCIAL ACTIVITY, ACCORDING TO TRENDRR
Five-Week Campaign Shows Platform’s Value for Driving Tune In, Engagement, and Social Amplification for Specific Programs

NEW YORK – September 12, 2013 – Viggle (Symbol: VGGL), a free, cutting-edge mobile platform that operates as a “second screen” engagement and loyalty program for television, today released findings from a study of its Verified Tune-In product conducted using data from social media analytics company Trendrr.  Taking place between mid-July and late August, Viggle promoted 14 specific TV programs from a select group of networks via Verified Tune-In, which leverages its loyalty platform and currency to drive check-ins and engagement.  It concluded that, on average, audio-verified check-ins of promoted shows increased by 282%, significantly boosting those shows’ Trendrr rankings.  In addition, Viggle’s real-time engagement product Viggle LIVE run with promoted shows saw 73% of checked-in users play along – more than double the normal participation rate.

During the weeks of the Verified Tune-In study, the 14 specific programs had an average Trendrr rank of five, according to corresponding Trendrr data.  As the subset of those same shows that were not promoted in the same manner by Viggle the previous week (11 of the 14), which had an average Trendrr ranking of nearly 20, this represented a jump of nearly 15 spots in Trendrr rankings.  Furthermore, in all but two of the 14 instances, Viggle social data accounted for the majority of social activity associated with the program as measured by Trendrr.

“By changing the number of points awarded for checking in and engaging with these shows this summer, Viggle’s Verified Tune-In clearly impacted viewer behavior and how these programs were ultimately ranked by Trendrr,” said Greg Consiglio, President and COO of Viggle.  “This social activity surge clearly moved the needle for these programs as Viggle users checked in and stayed engaged in-app by taking advantage of the enhanced viewing experience made possible by Viggle LIVE.”

The study demonstrated that the additional point earning opportunities offered to Viggle users resulted in a significant rise in check-ins as compared to programs that were not promoted on a given night.  For example, on August 12, the CW’s “Breaking Pointe” appeared at #3 in the Trendrr rankings as compared to the previous week when it was #7.  Over the five-week period, when the majority of tune-in promotions occurred, E!’s “Keeping Up With the Kardashians” saw more Viggle user activity than ever before.   Additionally, in terms of the most social cable shows on Trendrr, Viggle enabled:

●	Travel Channel’s “Bizarre Foods America” (July 29) to emerge as sixth (up from #70 the previous week), with 97% of all social activity attributed to Viggle;
●	Discovery Channel’s “Airplane Repo” (August 22) captured the #3 spot (up from #36 the previous week), with 93% of all social activity coming from Viggle; and
●	TLC’s “Four Weddings” (August 22) rose to the to #6 position (up from #50 the previous week), with 88% of all social activity coming from Viggle.

Viggle calculated the Verified Tune-In results by reviewing how the number of points offered to users for activities such as audio-verified check-ins only, audio-verified check-ins and Viggle LIVE use, or Viggle LIVE use only, affected behavior.  Each week during the study, different programs were selected during which Viggle adjusted one or more of these variables and the Viggle activity was checked against Trendrr rankings to determine the effect on the social activity around each program.  Additionally, Viggle compared user activity during the promotion to the week prior when shows were not promoted on the Viggle platform.

“When it comes to driving viewers to check out and engage socially with a program, Viggle’s Verified Tune-In stands out for its ability to drive users to a given program,” said Craig Woerz, Managing Partner, The Water Cooler Group, an entertainment industry strategic media and marketing agency.  “With so much content to choose from on so many different platforms, the second screen can help broadcasters capture attention and keep an audience tuned in.”

About Viggle℠

Launched in January 2012, Viggle is a free loyalty program for TV whose app rewards its members for watching their favorite TV shows.  Viggle enhances TV with interactive games like Viggle LIVE and the first ever real-time fantasy sports game, MyGuy.  Viggle members get rewarded for their TV time from places like Best Buy, Papa John’s, Fandango, Hulu Plus and Groupon, among others.  Viggle also allows like-minded fans of their favorite shows to connect through Viggle Chatter features.  Viggle’s audio verification technology recognizes shows on TV and allows members to check into live and DVR’d TV content from more than 170 of the most popular broadcast and cable channels.  For more information, visit www.viggle.com, follow us on Twitter @ViggleNews.

This press release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and as defined in the U.S. Private Securities Litigation Reform Act of 1995. These forward-looking statements involve inherent risks and uncertainties that could cause actual results to differ materially from those projected or anticipated. All information provided in this press release is as of September 12, 2013.   Except as required by law, Viggle Inc. undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, after the date on which the statements are made or to reflect the occurrence of unanticipated events.

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DKC Public Relations, Marketing & Government Affairs
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